Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$ 245,240,515.78 (1)	0.01531%	$ 37,546.32 (2)

Fees Previously Paid			—

Total Transaction Valuation	$ 245,240,515.78 (1)

Total Fees Due for Filing			$ 37,546.32 (2)

Total Fees Previously Paid			—

Total Fee Offsets

Net Fee Due			$ 37,546.32 (2)

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 9,724,049 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.22 per share, which represents the Fund’s net asset value as of January 31, 2024.

(2) Calculated at $153.10 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, which is effective October 1, 2024.

Table 2 - Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source